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                                                      EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
PHAMIS, Inc.

    We consent to incorporation by reference and inclusion as an exhibit of our report dated January 31, 1997, except for Note 14 which is as of March 25, 1997, relating to the consolidated balance sheets of PHAMIS, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference and included as an exhibit in the Form 8-K of IDX Systems Corporation dated July 10, 1997.

                                              /s/ KPMG Peat Marwick LLP

Seattle, Washington
July 23, 1997